Contacts: Pete Michielutti Chief Financial Officer Wilsons The Leather Experts Inc. (763) 391-4000	Stacy Kruse Director of Finance, Treasurer Wilsons The Leather Experts Inc. (763) 391-4000

For Immediate Release

Wilsons The Leather Experts Inc. Announces
First Quarter 2004 Operating Results

     MINNEAPOLIS – (BUSINESS WIRE) – May 18, 2004 – Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced results for the quarter ended May 1, 2004. Net sales at Wilsons Leather stores for the first quarter increased 2.6% to $97.8 million compared to $95.3 million for the same period last year. Included in the sales for the first quarter was approximately $20.8 million in liquidation sales resulting from the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores. Year-to-date comparable store sales decreased 2.0% compared to flat comparable store sales for the same period last year. Comparable store sales for the year to date do not include sales from the stores that were liquidated.

     The Company reported a net loss for the first quarter of $26.8 million, or $1.30 per fully diluted share. Included in the results for the first quarter is an after-tax loss of $14.2 million, or $0.69 per fully diluted share, primarily related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores and accelerated depreciation and lease termination costs related to store closings. Net operating loss for the first quarter, when adjusted to remove the $14.2 million in charges related to store closings, was $9.9 million, and compares to a net operating loss of $19.0 million in the year-ago first quarter, a 47.9% improvement. The net loss for the first quarter, when adjusted to remove the $14.2 million in charges related to store closings, was $12.6 million, or $0.61 per fully diluted share, and compares to a net loss of $12.7 million, or $0.62 per fully diluted share, in the year-ago first quarter.

     A reconciliation of the net operating loss, net loss and fully diluted loss per share with and without the $14.2 million in charges related to store closings appears in an accompanying table. Net operating loss, net loss and fully diluted loss per share excluding these restructuring and other charges are measures of performance that are not defined by generally accepted accounting principles (“GAAP”) and should be viewed in addition to, and not in lieu of, the net operating loss, net loss and fully diluted loss per share as reported on a GAAP basis.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428 763.391.4000 763.391.4535 fax wilsonsleather.com

     Joel Waller, Chairman and Chief Executive Officer, commented, “During the first quarter we completed the liquidation sales in the 111 stores that are now closed. In addition, we have made positive progress with respect to our refinancing of the 11 1/4% Senior Notes. While sales in our mall-based stores have been negatively impacted during the quarter by reduced levels of new and clearance merchandise, our margin rate was positively impacted and gives us confidence that the structural changes we have made in the business are beginning to take hold. We look forward to continuing our efforts to drive our business forward.”

     Wilsons Leather today updated guidance for the fiscal year ending January 29, 2005. The Company continues to anticipate full year net sales in the range of $410.0 to $430.0 million. For the full year basic and fully diluted loss per share is now expected to be between $1.23 and $1.58. This compares to our previous guidance of between $1.33 and $1.68. Included in the fully diluted loss per share are restructuring and other charges of $23.0 to $25.0 million or $1.12 to $1.21 related to the store closures announced in the fourth quarter of 2003. The improvement in loss per share is reflective of reduced charges related to our restructuring activities, which were previously anticipated to be between $25.0 and $27.0 million. We have not reflected any changes related to the effect of our announcement of a $35.0 million private placement from either a per share basis or decreased interest expense.

Additional information

     The Company has filed a preliminary proxy statement with the Securities and Exchange Commission and intends to mail a proxy statement to its shareholders in connection with the refinancing of its 11 1/4% Senior Notes. Investors of the Company are urged to read the proxy statement when it becomes available because it will contain important information about the Company and the refinancing. Investors and security holders may obtain a free copy of the proxy statement (when it is available) at the SEC’s web site at www.sec.gov. A free copy of the proxy statement may also be obtained from the Company.

     In addition to the proxy statement, the Company files annual, quarterly, and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements, and other information at the SEC’s public reference room located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC’s other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. These SEC filings are also available for free at the SEC’s web site at www.sec.gov. A free copy of these filings may also be obtained from the Company.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428 763.391.4000 763.391.4535 fax wilsonsleather.com

Information concerning participant

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders in favor of the refinancing. Information about the directors and executive officers of the Company may be found in the Company’s definitive proxy statement for its 2004 annual meeting of shareholders and in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2004. In addition, information regarding the interests of the Company’s officers and directors in the refinancing will be included in the proxy statement.

About Wilsons Leather

     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of May 1, 2004, Wilsons Leather operated 458 stores located in 45 states and the District of Columbia, including 334 mall stores, 107 outlet stores and 17 airport stores. The Company, which regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January, operated 229 seasonal stores in 2003.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with our debt service, including our current inability to access our revolving credit facility or repay the 11 1/4% Senior Notes when due; our ability to exit store leases for the 111 liquidation stores; changes in customer shopping patterns; competition in our markets; economic downturns; failure of results of operations to meet expectations of research analysts; change in consumer preferences and fashion trends away from leather; reductions in our comparable store sales over the past three years; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; seasonality of the business; dilution to our shareholders as a result of the refinancing; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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7401 Boone Avenue North Brooklyn Park, Minnesota 55428 763.391.4000 763.391.4535 fax wilsonsleather.com

Wilsons The Leather Experts Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)

	May 1,	January 31,	May 3,
Assets	2004	2004 (1)	2003
	(Unaudited)		(Unaudited)
Current Assets:
Cash and cash equivalents	$45,422	$42,403	$21,283
Accounts receivable, net	2,926	6,122	4,577
Inventories	64,342	89,298	88,528
Prepaid expenses and other current assets	9,082	3,719	9,480
Assets of discontinued operations	—	—	93
Refundable income taxes	—	—	10,570

Total current assets	121,772	141,542	134,531
Property and equipment, net	45,457	60,047	71,571
Goodwill and other assets, net	2,735	2,538	3,917
Deferred income taxes	—	—	526

Total assets	$169,964	$204,127	$210,545

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$10,054	$10,198	$11,120
Notes payable	490	490	—
Current portion of long-term debt	30,635	30,635	45
Accrued expenses	19,732	26,670	18,587
Liabilities of discontinued operations	366	406 1	,872
Income taxes payable	3,314	3,214	—
Deferred income taxes	8,203	6,477	4,663

Total current liabilities	72,794	78,090	36,287
Long-term debt	25,053	25,064	55,684
Other long-term liabilities	13,394	13,893	13,878
Deferred income taxes	—	1,726	—
Total shareholders’ equity	58,723	85,354	104,696

Total liabilities and shareholders’ equity	$169,964	$204,127	$210,545

1.	Derived from audited consolidated financial statements.
Note: The Company’s inventories are determined by the retail method on the last-in, first-out (“LIFO”) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of May 1, 2004, January 31, 2004 or May 3, 2003.

Wilsons The Leather Experts Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	May 1,	May 3,
	2004	2003
Net sales	$97,751	$95,301
Cost of goods sold, buying and occupancy costs	78,333	77,212

Gross margin	19,418	18,089
Selling, general and administrative expenses	28,109	32,770
Depreciation and amortization	15,357	4,279

Operating loss	(24,048)	(18,960)
Interest expense, net	2,744	2,268

Loss before income taxes	(26,792)	(21,228)
Income tax benefit	—	(8,491)

Net loss	$(26,792)	$(12,737)

Basic and diluted loss per share:
Basic and diluted loss per share	$(1.30)	$(0.62)

Weighted average shares outstanding — basic and diluted	20,687	20,438

Wilsons The Leather Experts Inc. and Subsidiaries
Supplemental Information
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of GAAP operating loss, net loss, and net loss per share to adjusted operating loss, net loss, and net loss per share:

	Three Months Ended May 1, 2004
			Per Basic And
	Operating Loss	Net Loss	Diluted Share
As reported	$(24,048)	$(26,792)	$(1.30)
Restructuring and other charges (1)	14,178	14,178	0.69

Adjusted	$(9,870)	$(12,614)	$(0.61)

(1)	Includes $14.2 million related primarily to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, and lease termination costs and accelerated depreciation related to store closings.